Exhibit 2.2

FIRST AMENDMENT TO ACQUISITION AGREEMENT

This FIRST AMENDMENT TO ACQUISITION AGREEMENT (this “First Amendment”), dated as of November 10, 2009, is made by and among Sigma Designs, Inc., a California corporation (“Purchaser”) and Carmel V.C. 2 Ltd. and Tamir Fishman Ventures Management II Ltd. as the Holder Representatives.

RECITALS

WHEREAS, CopperGate Communications Ltd., Purchaser, the Holder Representatives and the Selling Shareholders have entered into an Acquisition Agreement, dated as of October 12, 2009 (the “Agreement”);

WHEREAS, pursuant to Section 13.03 of the Agreement, the Agreement may be amended or modified only in a written instrument duly executed and delivered on behalf of Purchaser and the Holder Representatives (acting exclusively for and on behalf of all of the Selling Shareholders); and

WHEREAS, the parties hereto desire to amend the Agreement.

NOW, THEREFORE, the parties to this First Amendment hereby agree as follows:

1.           Definitions. Capitalized terms used herein without definition shall have their respective meanings assigned in the Agreement.

2.           Exhibit I.  Exhibit I of the Agreement is hereby amended and restated in its entirety in the form attached as Exhibit I hereto.

3.           Section 4.05(b).  Section 4.05(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Such Selling Shareholder is (i) an accredited investor within the meaning of Regulation D prescribed by the SEC pursuant to the Securities Act (a “Regulation D Investor”), and/or (ii) not a U.S. Person as defined in Regulation S promulgated under the Securities Act (a “Regulation S Investor”).  If such Selling Shareholder is a Regulation D Investor, such Selling Shareholder also represents that:  (x) it can afford to bear the economic risk of holding the Closing Consideration Shares for an indefinite period and can afford to suffer the complete loss of such Selling Shareholder’s investment in the Closing Consideration Shares; (y) its knowledge and experience in financial and business matters is such that such Selling Shareholder is capable of evaluating the risks of the investment in the Closing Consideration Shares; (z) only to the extent that such Selling Shareholder is not an individual, it has not been organized for the purpose of acquiring the Closing Consideration Shares, then all the equity owners of such Selling Shareholder are Regulation D Investors.  If such Selling Shareholder is a Regulation S Investor, such Selling Shareholder also represents that:  (1) it is not a U.S. Person, (2) it was not organized under the laws of any United States jurisdiction, and was not formed for the purpose of investing in securities not registered under the Securities Act, (3) on the date hereof, the Regulation S Investor is outside the United States, (4) the Selling Shareholder is not acquiring the Closing Consideration Shares for the account or benefit of any U.S. Person, (5) it will not, during the six-month period starting on the date of such Selling Shareholder’s purchase and receipt of the Closing Consideration Shares, offer or sell any of the Closing Consideration Shares (or create or maintain any derivative position equivalent thereto) in the United States, to or for the account or benefit of a U.S. Person other than in accordance with Regulation S or pursuant to an effective registration statement under the Securities Act or any available exemption therefrom and, in any case, in accordance with applicable state securities laws and (6) it will, after the expiration of such six-month period, offer, sell, pledge or otherwise transfer the Closing Consideration Shares (or create or maintain any derivative position equivalent thereto) only pursuant to an effective registration statement under the Securities Act or any available exemption therefrom and, in any case, in accordance with applicable state securities laws.  Each Executing Shareholder has confirmed on the signature page hereto whether such Executing Shareholder is a Regulation D Investor and/or a Regulation S Investor, and such Executing Shareholder represents and warrants that the information set forth in its respective signature page is true and correct.  The Selling Shareholders should refer to the definition of terms set forth in Appendix A for additional information.”

4.           Reference to this First Amendment and Effect on the Agreement.   From and after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Agreement as affected and amended hereby.  The Agreement, as affected and amended hereby, shall remain in full force and effect and the Agreement is hereby ratified and confirmed in all respects.

5.           Complete Agreement.  As amended by this First Amendment, the Agreement, including the Schedules and Exhibits thereto, the Company Disclosure Schedule and the other agreements, documents and written understandings referred to therein or otherwise entered into or delivered by the parties on the date of the Agreement, including any Transaction Agreements, constitute the entire agreement and understanding and supersede all other covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party or by any director, officer, member, partner, employee, agent, Affiliate or Representative of any party prior to this First Amendment, other than the Confidentiality Agreement.

6.           Incorporation by Reference.  Sections 13.01 through 13.09 and Sections 13.11 and 13.12 of the Agreement are hereby incorporated by reference into this First Amendment as if set forth in full herein.

[Signature Page Follows]

IN WITNESS WHEREOF, Purchaser and the Holder Representatives have caused this First Amendment to be executed as of the date first written above.

PURCHASER

SIGMA DESIGNS, INC.

By:  /s/ Thomas E. Gay III
Name:   Thomas E. Gay III
Title:     Chief Financial Officer

HOLDER REPRESENTATIVE

CARMEL V.C. 2 LTD.

By: /s/ Yitzhak Avidor; /s/ Ori Bendori

Name:  Yitzhak Avidor; Ori Bendori

Title:______________________________

HOLDER REPRESENTATIVE

TAMIR FISHMAN VENTURES MANAGEMENT II LTD.

By: /s/ Shai Saul

Name: Shai Saul

Title: Managing Partner

Signature Page to First Amendment to Acquisition Agreement